UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 10, 2009

WPT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50848	77-0639000
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5700 Wilshire Blvd., Suite 350, Los Angeles, California		90036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (323) 330-9900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2009, the Board of Directors of WPT Enterprises, Inc. (the “Company”) authorized an exchange of stock options, a bonus arrangement and a severance arrangement with Mr. Steven Lipscomb, Founder, Chief Executive Officer and President of the Company.  The Board of Directors offered to exchange 500,000 new stock options to be priced at the closing price on the first day stock options can be granted under the Company’s stock option grant policy if Mr. Lipscomb returns 600,000 fully vested stock options with an exercise price of $8.00 per share to the Company.  The vesting of the new stock options will be restarted and one quarter of the stock options vest annually on January 1 of each year.  Vesting of the new stock options does not accelerate on a change in control or if Mr. Lipscomb’s employment terminates.

The Board of Directors also authorized a new bonus arrangement with Mr. Lipscomb in the event a change in control occurs due to the sale of the Company in 2009.  Mr. Lipscomb will be paid five percent of the gross proceeds from the sale in 2009 of all or substantially all of the assets or equity interests in the Company in excess of the fair market value of cash, cash equivalents and debt securities held by the Company on the date the transaction is closed.  If all or substantially all assets other than cash, cash equivalents and debt securities are sold in 2009, then Mr. Lipscomb will be paid five percent of the gross proceeds.

The Board of Directors also granted Mr. Lipscomb the right to receive six months of severance payments upon a termination of employment with the Company without cause.  This arrangement is consistent with the severance arrangements with two other Company officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

February 13, 2009	By:	/s/ Thomas Flahie

Name: Thomas Flahie
Title: Interim Chief Financial Officer